Exhibit 99.1
Conn’s, Inc. Reports Third Quarter Fiscal Year 2024 Financial Results
THE WOODLANDS, Texas, December 18, 2023 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of home goods, including furniture and mattresses, appliances, and consumer electronics, today announced its financial results for the quarter ended October 31, 2023.
“We remain focused on pursuing strategic priorities aimed at turning around our retail performance and better serving our core credit constrained customers. I am pleased with the progress we made during the third quarter as we experienced strong year-over-year growth in credit applications and eCommerce sales. Despite the progress we are making, our third-quarter performance continued to reflect persistent industry headwinds and challenging economic conditions,” stated Norm Miller, President and Chief Executive Officer.
“Today we also announced the transaction with W.S. Badcock Corporation LLC (“Badcock”), a leading home furnishings company in the Southeast U.S. The transaction with Badcock combines two complementary 120+ year old businesses, with similar product categories, payment solutions and customer profiles. In addition, the transaction immediately strengthens Conn’s financial position by creating a leading home goods retailer with approximately $1.85 billion in retail sales across strong urban and rural markets in the southern U.S. The Badcock transaction represents one of the most significant events in Conn’s history, which we believe creates a clear path for Conn’s to deliver strong financial returns over the coming years,” concluded Mr. Miller.
Third Quarter Financial Highlights as Compared to the Prior Fiscal Year Period (Unless Otherwise Noted):
•Total consolidated revenue declined 12.8% to $280.1 million, due to a 14.1% decline in total net sales, and a 9.6% reduction in finance charges and other revenues;
•Same store sales decreased 15.0%, which is the fourth quarter of sequential improvement and a 1,200 basis point improvement from last year’s third quarter;
•eCommerce sales increased 51.0% to $26.3 million compared to $17.4 million in the prior year;
•Retail gross margin increased to 33.5% from 33.2% in the prior year;
•Credit applications increased by 40.6% year-over-year to the highest growth rate in the past five years, and;
•Reported a net loss of $2.11 per diluted share, compared to a net loss of $1.04 per diluted share for the same period last fiscal year.

Third Quarter Results
Net loss for the three months ended October 31, 2023 was $51.3 million, or $2.11 per diluted share, compared to net loss for the three months ended October 31, 2022 of $24.8 million, or $1.04 per diluted share or adjusted net loss of $18.6 million, or $0.78 per diluted share. On a non-GAAP basis, adjusted net loss for the three months ended October 31, 2023 was $49.2 million, or $2.03 per diluted share, which excludes charges and credits from professional fees related to corporate transactions. This compares to adjusted net loss for the three months ended October 31, 2022 of $18.6 million, or $0.78 per diluted shares

Retail Segment Third Quarter Results
Retail revenues were $221.4 million for the three months ended October 31, 2023 compared to $254.6 million for the three months ended October 31, 2022, a decrease of $33.2 million or 13.0%. The decrease in retail revenue was primarily driven by a decrease in same store sales of 15.0%. The decrease in same store sales resulted from lower discretionary spending for home-related products following several periods of excess consumer liquidity resulting in the acceleration of sales. The decrease in same store sales was partially offset by new store growth.
For the three months ended October 31, 2023, retail segment operating loss was $24.8 million compared to retail segment operating loss of $17.7 million for three months ended October 31, 2022. The decrease in retail segment operating income was primarily due to a decrease in revenue as described above, and higher selling, general and administrative costs ("SG&A"). This increase was partially offset by an improvement in retail gross margin.

Retail gross margin for the three months ended October 31, 2023 was 33.5%, an increase of 30.0 basis points from 33.2% for the three months ended October 31, 2022. The increase in retail gross margin was primarily driven by a more profitable product mix and normalizing freight costs. The increase was partially offset by the deleveraging of fixed distribution costs.
SG&A for the retail segment during the three months ended October 31, 2023 was $97.2 million compared to $94.2 million for the three months ended October 31, 2022. The increase was primarily due to an increase in occupancy from new stores, partially offset by a decline in variable costs and a decline in labor costs resulting from cost savings initiatives.
The following table presents net sales and changes in net sales by category:

	Three Months Ended October 31,						Same Store
(dollars in thousands)	2023	% of Total	2022	% of Total	Change	% Change	% Change
Furniture and mattress	$74,406	33.7%	$79,927	31.4%	$(5,521)	(6.9)%	(9.1)%
Home appliance	79,622	36.1	102,884	40.4	(23,262)	(22.6)	(23.8)
Consumer electronics	25,146	11.4	31,911	12.5	(6,765)	(21.2)	(23.5)
Home office	9,539	4.3	8,630	3.4	909	10.5	6.3
Other	13,918	6.3	9,824	4.0	4,094	41.7	64.0
Product sales	202,631	91.8	233,176	91.7	(30,545)	(13.1)	(14.5)
Repair service agreement commissions (1)	15,938	7.2	18,804	7.4	(2,866)	(15.2)	(15.9)
Service revenues	2,288	1.0	2,378	0.9	(90)	(3.8)
Total net sales	$220,857	100.0%	$254,358	100.0%	$(33,501)	(13.2)%	(15.0)%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.

Credit Segment Third Quarter Results
Credit revenues were $61.5 million for the three months ended October 31, 2023 compared to $66.6 million for the three months ended October 31, 2022, a decrease of $5.1 million or 7.7%. The decrease in credit revenue was primarily due to a 5.0% decrease in the average outstanding balance of the customer accounts receivable portfolio as well as a decline in insurance commissions.
Provision for bad debts increased to $39.0 million for the three months ended October 31, 2023 from $34.8 million for the three months ended October 31, 2022, an overall change of $4.2 million. The year-over-year increase was primarily driven by an increase in the allowance for bad debts reserve of $6.1 million offset by a decrease in net charge-offs of $2.1 million during the three months ended October 31, 2023 compared to the three months ended October 31, 2022. The increase was the result of a portfolio mix shift offset by a smaller carrying value.
Credit segment operating loss was $13.4 million for the three months ended October 31, 2023, compared to operating loss of $0.3 million for the three months ended October 31, 2022.  The decrease was primarily due to the increase in the provision for bad debts and the decrease in credit revenue.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-Q for the quarter ended October 31, 2023, to be filed with the Securities and Exchange Commission on December 18, 2023 (the “Third Quarter Form 10-Q”).

Store and Facilities Update
The Company opened one new standalone store during the third quarter of fiscal year 2024 bringing the total store count to 176 in 15 states. During fiscal year 2024, the Company has opened eight standalone stores and anticipates opening one more standalone store during the remainder of the fiscal year.

Liquidity and Capital Resources
On August 17, 2023, the Company completed an ABS transaction resulting in the issuance and sale of $273.7 million aggregate principal amount of Class A, Class B and Class C Notes secured by customer accounts receivables and restricted cash held by a consolidated VIE, which resulted in net proceeds of $266.2 million, net of debt issuance costs.

As of October 31, 2023, the Company had $144.2 million of immediately available borrowing capacity under its $650.0 million revolving credit facility. In addition, the Company had $50.0 million of borrowing capacity available under the Delayed Draw Term Loan resulting in a total immediately available borrowing capacity of $194.2 million. The Company also had $5.6 million of unrestricted cash available for use.

Conference Call Information
The Company will host a conference call on December 19, 2023, at 10 a.m. CT / 11 a.m. ET, to discuss its three months ended October 31, 2023 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and third quarter fiscal year 2024 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through December 26, 2023 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13740585.

About Conn’s, Inc.
Conn's HomePlus (NASDAQ: CONN) is a specialty retailer of home goods, including furniture and mattresses, appliances and consumer electronics. With 176 stores across 15 states and online at Conns.com, our approximately 4,000 employees strive to help all customers create a home they love through access to high-quality products, next-day delivery and personalized payment options, including our flexible, in-house credit program. Additional information can be found by visiting our investor relations website at https://ir.conns.com and social channels (@connshomeplus on Twitter, Instagram, Facebook and LinkedIn).
This press release contains forward-looking statements within the meaning of the federal securities laws, including, but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include statements regarding benefits of the proposed transaction, integration plans and expected synergies, anticipated future financial and operating performance and results, including estimates for growth, business strategy, plans, goals, and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: our ability to integrate the W.S. Badcock business, the possibility that our shareholders may not approve the issuance of non-voting common stock required for conversion of the preferred stock issued in connection with the transaction, the risk that any announcement relating to the transaction could have adverse effects on the market price of Conn’s common stock, the risk that the transaction and its announcement could have an adverse effect on our ability to retain customers and retain and hire key personnel and maintain relationships with suppliers and customers, our ability to achieve synergies, our inability to operate the combined company as effectively and efficiently as expected, the condition of the W.S. Badcock business being materially worse than the condition we expect it to be in and/or including unanticipated liabilities, our inability to achieve the intended benefits of the transaction for any other reason, general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; expansion of our eCommerce business; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our Revolving Credit Facility or our Delayed Draw Term Loan; and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 pandemic; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(amounts in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2023	2022	2023	2022
Revenues:
Total net sales	$218,452	$254,358	$684,644	$806,133
Finance charges and other revenues	61,678	66,842	186,962	201,519
Total revenues	280,130	321,200	871,606	1,007,652
Costs and expenses:
Cost of goods sold	146,362	169,842	448,280	530,942
Selling, general and administrative expense	131,032	126,243	395,244	389,169
Provision for bad debts	39,123	35,104	101,334	77,059
Charges and credits, net	2,071	8,006	1,264	6,522
Total costs and expenses	318,588	339,195	946,122	1,003,692
Operating (loss) income	(38,458)	(17,995)	(74,516)	3,960
Interest expense	22,448	11,478	55,614	23,807
Loss before income taxes	(60,906)	(29,473)	(130,130)	(19,847)
Benefit for income taxes	(9,609)	(4,634)	(9,936)	(3,358)
Net loss	$(51,297)	$(24,839)	$(120,194)	$(16,489)
Net loss per share:
Basic	$(2.11)	$(1.04)	$(4.97)	$(0.68)
Diluted	$(2.11)	$(1.04)	$(4.97)	$(0.68)
Weighted average common shares outstanding:
Basic	24,262	23,911	24,196	24,173
Diluted	24,262	23,911	24,196	24,173

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2023	2022	2023	2022
Revenues:
Product sales	$202,631	$233,176	$631,862	$738,598
Repair service agreement commissions	15,938	18,804	51,600	60,256
Service revenues	2,288	2,378	6,720	7,279
Total net sales	220,857	254,358	690,182	806,133
Finance charges and other	497	270	1,512	815
Total revenues	221,354	254,628	691,694	806,948
Costs and expenses:
Cost of goods sold	146,772	169,842	450,576	530,942
Selling, general and administrative expense	97,212	94,240	294,457	288,306
Provision for bad debts	122	261	321	848
Charges and credits, net	2,071	8,006	1,264	6,522
Total costs and expenses	246,177	272,349	746,618	826,618
Operating loss	$(24,823)	$(17,721)	$(54,924)	$(19,670)
Retail gross margin	33.5%	33.2%	34.7%	34.1%
Selling, general and administrative expense as percent of revenues	43.9%	37.0%	42.6%	35.7%
Operating margin	(11.2)%	(7.0)%	(7.9)%	(2.4)%
Store count:
Beginning of period	175	163	168	158
Opened	1	2	8	7
End of period	176	165	176	165

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(amounts in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2023	2022	2023	2022
Revenues:
Finance charges and other revenues	$61,528	$66,572	$186,406	$200,704
Costs and expenses:
Cost of goods sold	$1,854	—	2,548	—
Selling, general and administrative expense	34,070	32,003	101,537	100,863
Provision for bad debts	39,001	34,843	101,013	76,211
Total costs and expenses	74,925	66,846	205,098	177,074
Operating (loss) income	(13,397)	(274)	(18,692)	23,630
Interest expense	22,539	11,478	55,598	23,807
Loss before income taxes	$(35,936)	$(11,752)	$(74,290)	$(177)
Selling, general and administrative expense as percent of revenues	55.4%	48.1%	54.5%	50.3%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	13.9%	12.4%	13.7%	12.7%
Operating margin	(21.8)%	(0.4)%	(10.0)%	11.8%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of October 31,
	2023	2022
Weighted average credit score of outstanding balances (1)	615	613
Average outstanding customer balance	$2,661	$2,541
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)	11.0%	12.2%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)	18.1%	16.5%
Carrying value of account balances re-aged more than six months (in thousands)(3)	$34,563	$31,521
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	17.4%	18.2%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	36.2%	33.0%
(1)Credit scores exclude non-scored accounts.
(2)Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.
(3)Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.

	Three Months Ended October 31,		Nine Months Ended October 31,
	2023	2022	2023	2022
Total applications processed	333,622	231,526	968,571	756,611
Weighted average origination credit score of sales financed (1)	623	621	621	620
Percent of total applications approved and utilized	18.8%	23.8%	20%	22.4%
Average income of credit customer at origination	$53,600	$50,900	$52,300	$50,600
Percent of retail sales paid for by:
In-house financing, including down payments received	61.1%	54.0%	60.8%	51.9%
Third-party financing	14.7%	17.6%	14.7%	18.2%
Third-party lease-to-own option	8.6%	7.2%	8.2%	7.1%
	84.4%	78.8%	83.7%	77.2%

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 31, 2023	January 31, 2023

Assets	(unaudited)
Current Assets:
Cash and cash equivalents	$5,562	$19,534
Restricted cash	41,430	40,837
Customer accounts receivable, net of allowances	424,940	421,683
Other accounts receivable	52,020	56,887
Inventories	231,814	240,783
Income taxes receivable	40,933	38,436
Prepaid expenses and other current assets	11,496	12,937
Total current assets	808,195	831,097
Long-term portion of customer accounts receivable, net of allowances	355,092	389,054
Property and equipment, net	214,770	218,956
Operating lease right-of-use assets	335,423	262,104
Other assets	12,912	15,004
Total assets	$1,726,392	$1,716,215
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt and current finance lease obligations	$7,934	$937
Accounts payable	66,540	71,685
Accrued expenses	91,823	82,619
Operating lease liability - current	60,303	53,208
Other current liabilities	12,668	13,912
Total current liabilities	239,268	222,361
Operating lease liability - non current	403,531	331,109
Long-term debt and finance lease obligations	673,472	636,079
Deferred tax liability	1,952	2,041
Other long-term liabilities	17,601	22,215
Total liabilities	1,335,824	1,213,805
Stockholders’ equity	390,568	502,410
Total liabilities and stockholders’ equity	$1,726,392	$1,716,215

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(amounts in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:
To supplement the Condensed Consolidated Financial Statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: retail segment adjusted operating loss, adjusted net loss, adjusted net loss per diluted share and net debt as a percentage of the portfolio balance. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.

RETAIL SEGMENT ADJUSTED OPERATING LOSS

	Three Months Ended October 31,		Nine Months Ended October 31,
	2023	2022	2023	2022
Retail segment operating loss, as reported	$(24,823)	$(17,721)	$(54,924)	$(19,670)
Adjustments:
Store closure (1)	—	—	2,340	—
Asset sale (2)	—	—	(3,147)	—
Lease termination (3)	—	—	—	(1,484)
Employee severance (4)	—	8,006	—	8,006
Professional fees (5)	2,071	—	2,071	—
Retail segment operating loss, as adjusted	$(22,752)	$(9,715)	$(53,660)	$(13,148)

(1)Represents store closure costs due to the impairment of assets associated with the decision to end the store-within-a-store test with Belk, Inc.
(2)Represents a gain related to the sale of a single store location, net of asset disposal costs.
(3)Represents a gain on the termination of a lease.
(4)Represents severance costs related to a change in the executive management team.
(5)Represents professional fees costs related to corporate transactions.

ADJUSTED NET LOSS AND ADJUSTED NET LOSS INCOME PER DILUTED SHARE

	Three Months Ended October 31,		Nine Months Ended October 31,
	2023	2022	2023	2022
Net loss, as reported	$(51,297)	$(24,839)	$(120,194)	$(16,489)
Adjustments:
Store closure (1)	—	—	2,340	—
Asset sale (2)	—	—	(3,147)	—
Lease termination (3)	—	—	—	(1,484)
Employee severance (4)	—	8,006	—	8,006
Professional fees (5)	2,071	—	2,071	—
Tax impact of adjustments(6)	—	(1,809)	—	(1,472)
Net loss, as adjusted	$(49,226)	$(18,642)	$(118,930)	$(11,439)
Weighted average common shares outstanding - Diluted	24,262	23,911	24,196	24,173
Net loss per share:
As reported	$(2.11)	$(1.04)	$(4.97)	$(0.68)
As adjusted	$(2.03)	$(0.78)	$(4.92)	$(0.47)
(1)Represents store closure costs due to the impairment of assets associated with the decision to end the store-within-a-store test with Belk, Inc.
(2)Represents a gain related to the sale of a single store location, net of asset disposal costs.
(3)Represents a gain on the termination of a lease.
(4)Represents severance costs related to a change in the executive management team.
(5)Represents professional fees costs related to corporate transactions.
(6)Represents the tax effect of the adjusted items based on the applicable statutory tax rate including the impact of the valuation allowance.

NET DEBT

	October 31,
	2023	2022
Debt, as reported
Current finance lease obligations and other	$7,934	$919
Long-term debt and finance lease obligations	673,472	591,673
Total debt	681,406	592,592
Cash, as reported
Cash and cash equivalents	$5,562	$8,433
Restricted Cash	41,430	45,503
Total cash	46,992	53,936
Net debt	$634,414	$538,656
Ending portfolio balance, as reported	$979,149	$1,032,800
Net debt as a percentage of the portfolio balance	64.8%	52.2%